ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT is made and executed by and between Farm Bureau Life Insurance Company ("Farm Bureau Life"), an Iowa corporation having its principal offices at 5400 University Avenue, West Des Moines, Iowa; and Southern Farm Bureau Life Insurance Company (the "Company"), a life insurance company having its principal offices at Jackson, Mississippi 39205..

                                    RECITALS
     Company desires to have Farm Bureau Life provide services to Company with respect to certain annuity contracts and/or insurance policies and Farm Bureau Life is willing to provide such services, subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter expressed and for the consideration recited herein, Company and Farm Bureau Life hereby covenant, stipulate and agree as follows:

PART 1 - SERVICES

1.1 SCOPE OF SERVICES. From and after the date of this Agreement, Farm Bureau Life agrees to provide to the Company financial reporting and service functions with respect to the annuity contract and/or insurance policy forms underwritten and issued by the Company, as identified and listed in the schedule of contract and policy forms and riders annexed hereto as Schedule A. Such financial reporting and service functions shall consist of the activities set forth and described in the Description of Services annexed hereto and incorporated herein as Schedule B. Schedules A and B may be amended from time to time by mutual written agreement of the Company and Farm Bureau Life.

1.2 ADDITIONAL SERVICES. Farm Bureau Life shall review any additional servicing requirements at the request of the Company and Farm Bureau Life will provide the Company with a written proposal to include specific services to be provided, an implementation schedule and any associated fees and expenses.

1.3 COMPENSATION. In consideration of its administration services under this Agreement for and on behalf of the Company and its contract or policy holders, annuitants and beneficiaries, the Company will pay Farm Bureau Life such compensation and reimburse Farm Bureau Life for such expenses as are provided for in the schedule of administrative fees annexed hereto as Schedule C. Farm Bureau Life agrees that the compensation payable pursuant to Schedule C shall be accepted by Farm Bureau Life as full compensation from the Company for the services described in Schedule B.

1.4 COMPANY DIRECTIVES. Farm Bureau Life shall, in all cases and at all times, to the extent there is reasonable notice thereof, observe and obey the rules, regulations, instructions and directives of the Company as the Company may, from time to time, promulgate for its operations, and shall not bind the Company in contravention of any such rules, regulations, instructions or directives. Farm Bureau Life shall not, however, upon reasonable prior notice to the Company, be responsible for observing or obeying any rule, regulation, instruction or directive of the Company, if in so doing, Farm Bureau Life, in the opinion of its counsel, would be in violation of any statute, rule or regulation promulgated by any governmental authority with jurisdiction thereover.

1.5 REFERRAL OF COMMUNICATIONS. Farm Bureau Life shall handle all correspondence of a routine nature and other general functions necessary for satisfactory administration of the Company's annuity contracts or insurance policies and shall maintain files relative thereto. Farm Bureau Life shall immediately forward to the Company copies of all attorney letters or other communications notifying Farm Bureau Life of threatened or actual litigation against Farm Bureau Life or the Company. The Company shall forward to Farm Bureau Life, immediately upon receipt, all complaints and inquiries, and all attorney letters containing complaints received by the Company but appropriate for Farm Bureau Life response. Farm Bureau Life will dispatch responses within a reasonable period or as required by appropriate law, whichever is sooner, and will copy the Company on such responses to all complaints. The Company shall have an opportunity to review Farm Bureau Life's response to all attorney letters and Farm Bureau Life will not mail or otherwise transmit any such written responses to such attorney letters without the prior written approval of the Company.

PART 2 - STANDARDS OF PERFORMANCE

2.1 LICENSURE. Farm Bureau Life will be properly licensed with each state or other jurisdiction as required.

2.2 GENERAL STANDARD. All services to be provided by Farm Bureau Life under this Agreement shall be performed in a professional manner consistent with industry standards and in accordance with all applicable laws and regulations.

2.3 RESERVATION OF MANAGEMENT AUTHORITY. Services as are rendered by Farm Bureau Life are subject to the express limitation that they shall in no way constitute a relinquishment of the management responsibility of the Company, which shall not be relieved of any obligation or liability to which it would otherwise be subject by law as a result of these services being rendered. The Company retains ultimate and final authority to underwrite, issue policies, arrange reinsurance or otherwise service the policies as set forth in Schedule B. The authority granted and delegated in Schedule B can be amended or removed pursuant to section 3.2 in the sole discretion of the Company.

PART 3 - EFFECTIVE DATE, TERM; TERMINATION

3.1 EFFECTIVE DATE; TERM. This Agreement shall become and be effective on and as of January 1, 2000, and, unless sooner terminated pursuant to Section 3.2 hereof, shall thereafter continue in full force and effect until December 31, 2009; provided, however, after the initial ten-year term, this Agreement, and all of its terms and provisions, as the same may have previously been amended by the parties, shall be automatically renewed and reconducted for successive six month renewal terms unless one party shall, not less than 180 days prior to the conclusion of the initial or any renewed term, advise the other party in writing of its intent that this Agreement terminate as of the conclusion of any such term.

3.2 TERMINATION: After the conclusion of the initial or any renewed or extended term, this Agreement may be terminated:

a. by either party with respect to new business, upon six months prior written notice to the other party;

b. by the Company with respect to business in force, upon six months prior written notice to Farm Bureau Life;

c. by the Company, with respect to new business and/or business in force, upon written notice to Farm Bureau Life in the event of the bankruptcy or insolvency of Farm Bureau Life, or

d. by either party upon prior written notice to the other party specifying the other party's breach or default in the performance of any material covenant or obligation of this Agreement and failure to cure or remedy such breach or non-performance within 30 days of the date on which notice of such breach or default is received, or such longer period as may be permitted by the party giving notice.

Prior to the completion of the initial term of this Agreement, this Agreement may be terminated only for the reasons stated in subparagraphs "c" and "d" above, or by the express written agreement of the parties.

3.4 RIGHTS AND OBLIGATIONS UPON TERMINATION. Upon the termination of this Agreement, Farm Bureau Life shall supply the Company with copies of claims and policy administration documents and all information necessary to administer the business covered by this Agreement, including data on magnetic media.

PART 4 - INDEMNIFICATION

4.1 MUTUAL INDEMNIFICATION. Farm Bureau Life agrees to indemnify and hold the Company harmless from any liability, damages or losses which the Company may incur as a result of any claims, actions or judgments, negligent or intentional, in connection with Farm Bureau Life's provision of services to the Company; provided, however, Farm Bureau Life shall not be responsible for decisions made by the Company or for actions as directed by Company in writing. The Company similarly agrees to indemnify and hold Farm Bureau Life harmless for decisions made by the Company or actions as directed by the Company in writing. Each party warrants to the other that its services and obligations as performed under this Agreement, including, but not limited to the materials used therein, will not infringe upon the proprietary interests or rights of third parties and each party will further indemnify, hold harmless and defend the other party, its directors, officers, agents and employees, against any infringement liability, claim or action as a result of the actions of the indemnifying party.

4.2 NOTICE OF CLAIM. If any claim is made by a party which would give rise to a right of indemnification under Section 4.1, the party entitled to indemnification (the "Indemnified Party") promptly will give notice of the claim to the party required to provide indemnification (the "Indemnifying Party"). The Indemnified Party will permit the Indemnifying Party to participate in such defense at the Indemnifying Party's expense. The Indemnifying Party will not, in the defense of any such claim or litigation, consent to entry or any judgment or enter into any settlement without the written consent of the Indemnified Party which will not be withheld unreasonably. The Indemnified Party shall cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control relating thereto.

PART 5 - GENERAL PROVISIONS

5.1 AUTHORIZED OFFICERS. The Company authorizes each of its officers identified in Schedule D, attached hereto and incorporated herein by reference (hereinafter referred to as "Authorized Officers"), within the scope of the officers' authority as described in Schedule D, to: (i) coordinate communications with Farm Bureau Life with respect to this Agreement; (ii) provide to Farm Bureau Life written requests and instructions with respect to the services provided for herein; and (iii) clarify with Farm Bureau Life the specific scope and timing of records maintained, reports prepared and other services performed by Farm Bureau Life. The Company authorizes its Chairman, Vice Chairman, President, Chief Executive Officer, Executive Vice President, Chief Financial Officer, Chief Operating Officer and Chief Marketing Officer to agree in writing with Farm Bureau Life on changes in the compensation payable by the Company to Farm Bureau Life to reflect changes in the scope and timing of the services. If Farm Bureau Life receives any letter or other writing from an executive officer of the Company authorizing an officer of the Company to sign documents on behalf of the Company, then such officer shall be considered an Authorized Officer for purposes of this Agreement and Schedule D shall be considered amended accordingly. The Company may amend Schedule D from time to time by giving notice to Farm Bureau Life of the amendment.

5.2 CONFIDENTIAL INFORMATION. In performing the obligations arising under this Agreement, each party may have access to and receive disclosure of certain confidential or proprietary information of the other party (hereinafter "Confidential Information"). Each party shall take all reasonable steps necessary to protect the confidential and proprietary nature of all Confidential Information of the other party by affording thereto the same types of protection which the party in possession of Confidential Information of the other party affords its own confidential and proprietary information. Except as provided in this Agreement or as reasonably required to perform the services referenced herein, neither party shall, directly or indirectly, disclose or make available to any third party, or use for any purpose, any Confidential Information belonging to the other party. Notwithstanding the foregoing, Confidential Information shall not include: (i) any information which is or becomes generally available to the public or the insurance industry, other than as a result of a breach of this Agreement by the party obtaining the Confidential Information;
(ii) any information which is lawfully obtained by the party from a third party, provided that the third party is not, to the knowledge of the party obtaining the information, bound by a nondisclosure agreement with respect thereto; or
(iii) any information which subsequently develops from independent sources.

5.3 COMPANY PROPERTY. All contract and policy forms, records and supplies furnished by the Company to Farm Bureau Life, shall remain the property of the Company and shall be turned over to the Company promptly on demand. All other contract and policy forms or other supplies, and all underwriting files or other files pertaining to an annuitant's or insured's coverage, whether retained by the Company or Farm Bureau Life, shall be copied upon request and said copies provided to the other party at the expense of the requesting party. All licenses and other materials relating to government licensing or authorizations of the Company with respect to this Agreement shall be and remain the property of the Company and shall be turned over to the Company by Farm Bureau Life promptly upon demand.

5.4 INSPECTION OF BOOKS AND RECORDS. The Company, or others on its behalf, shall have the right at any reasonable time to inspect all books and documents relating to the business administered under this Agreement. Farm Bureau Life shall provide any and all information concerning the business administered hereunder required in order to administer this Agreement and to permit the Company to comply with governmental regulations, examinations, audits and inspections.

5.5 FARM BUREAU LIFE AUTHORITY. Farm Bureau Life expressly represents and warrants that it has the authority to enter into this Agreement and that it is not or will not be, by virtue of entering into this Agreement or otherwise, in breach of any other agreement with any other insurance company, association, firm, person or corporation.

5.6 COMPANY AUTHORITY. The officer signing this Agreement on behalf of the Company and Farm Bureau Life represent and warrant that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their boards of directors.

5.7 INDEPENDENT CONTRACTOR. Farm Bureau Life is an independent contractor. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between the Company and Farm Bureau Life, nor shall Farm Bureau Life's employees be considered employees of the Company for any purposes.

5.8 ARBITRATION. In the event of any dispute arising between Farm Bureau Life and the Company with reference to the rights or liabilities of either party under this Agreement, the dispute shall be referred to three arbitrators (other than present or former officers or employees of Farm Bureau Life, the Company, any affiliated company or any company with a monetary interest in the dispute) familiar with the business of insurance. One of the arbitrators shall be chosen by Farm Bureau Life, another by the Company and a third by the first two. The decision of the arbitrators shall be binding and final. The standards to be used in the proceedings will be the Commercial Arbitration Rules of the American Arbitration Association. Each party shall initially pay the costs and fees of the arbitrator it selects, and the costs and fees of the third arbitrator shall be divided equally by the parties; PROVIDED, HOWEVER, that the prevailing party in any arbitration proceeding conducted pursuant to this Section shall be entitled to recover from the other party any costs or expenses incurred by the prevailing party in connection with the arbitration, including the fees of arbitrators and the reasonable fees of attorneys, actuaries, accountants and other experts.

5.9 ASSIGNMENT. Neither party may assign or delegate all or any part of its rights and duties under this Agreement without the prior written consent by an executive officer of the granting party.

5.10 NON-WAIVER. The waiver of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition. No term, covenant or condition of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by the party charged therewith.

5.11 NOTICES. Any notice required or permitted under this Agreement shall be deemed sufficiently given and effective five (5) business days after deposit with the United States Postal Service, postage-prepaid, registered or certified, return-receipt-requested, by facsimile or other electronic transmission, or upon receipt if delivered personally. Such notice shall be directed as follows:

      FARM BUREAU LIFE INSURANCE            SOUTHERN FARM BUREAU LIFE
        COMPANY                               INSURANCE COMPANY
      Attn.:  William J. Oddy               Attn.:
      Executive Vice President
          and General Manager
      5400 University Avenue
      West Des Moines, Iowa 50266           Jackson, Mississippi 39205

5.12 TITLES AND HEADINGS. The titles and headings appearing in this Agreement are included for convenience only and shall not be taken into account in the interpretation, construction or application of this Agreement.

5.13 AMENDMENT. Any amendment to this Agreement shall be in writing and signed by authorized representatives of both parties.

5.14 ENTIRE AGREEMENT. This Agreement, together with the several Schedules appended hereto and incorporated herein, constitutes the entire agreement between the parties relative to the subject matter hereof, superseding any and all prior understandings or agreements between the parties and any subsidiary, parent or affiliated company and may not be amended except by written instrument executed by the parties.

IN WITNESS WHEREOF, Farm Bureau Life and the Company have caused this Agreement to be subscribed and executed, in triplicate original, by their undersigned officers, duly authorized hereunto, on the dates hereinafter indicated.

FARM BUREAU LIFE INSURANCE COMPANY          SOUTHERN FARM BUREAU LIFE
                                              INSURANCE COMPANY

By:________________________________         By:________________________________
     William J. Oddy
     Executive Vice President and
     General Manager

Date:_______________________                Date:_______________________

                                   SCHEDULE A

                                     ------

                 SCHEDULE OF CONTRACTS, POLICY FORMS AND RIDERS

                                     ------

Description                                                       Policy Number
-------------------------------------------------------------------------------
-Variable Products folder                                         43X-001
-Variable Products brochure                                       43X-002
-Variable Annuity guide                                           43X-003
-Variable Annuity Prospectus                                      43X-007
-Annuity Buyers Guide (if required)                               43X-018
-Non-Participating Flexible Premium                               43X-062
         Deferred Variable Annuity
-Beneficiary Designation form                                     43X-064
-IRA Disclosure Statement                                         43X-085
-Roth IRA Disclosure Statement                                    43X-085R
-Simple IRA Disclosure Statement                                  43X-085S
-Variable Annuity Application form                                43X-121
-Systematic Withdrawal/DCA Service form                           43X-129
-Settlement Election form                                         43X-130
-Texas - special complaint notice                                 43X-174
-Replacement Notice (if required by state)                        43X-176XX
-Guaranty Association Notice (if required by state)               43X-177XX
-EFT Notice                                                       43X-279
-Policy Service Request Form                                      43X-279
-Variable Policyowner Service Request                             43X-289
-Beneficiary Statement                                            43X-341
-Amendment of Application                                         43X-358
-403(b) Annuity Endorsement                                       43X-531
-IRA Endorsement                                                  43X-550
-Qualified Plan Endorsement                                       43X-551
-Roth IRA Endorsement plus Texas variation                        43X-553
-SIMPLE IRA Endorsement                                           43X-554
-Lost Policy Certificate                                          43X-566
-Settlement Options                                               43X-585
-Statement of Values                                              43X-821
-Statement of Values                                              43X-822
-Absolute Assignment                                              43X-830
-Request for transfer                                             43X-832

                                   SCHEDULE B

                                     ------

                             DESCRIPTION OF SERVICES

                                     ------

     Subject to guidelines and directions of the Company within applicable laws and regulations and reasonable industry standards consistent with the maintenance of an "A" or "A-" rating as determined by A.M. Best Company and including all expenses and fees related thereto.

1.   NEW BUSINESS
     (a) Farm Bureau Life shall receive all premiums, applications, date stamp and process those applications promptly.
     (b) Verify that agency and agent licenses are in place according to data provided by the Company.
     (c)  Maintain all written communication pertinent to the application.

2.   UNDERWRITING AND POLICY ISSUE
     (a)  Prepare a systems master file.
     (b) Farm Bureau Life's underwriting authority shall extend automatically to all underwriting decisions.
     (c)  Create policy and data pages.
     (d)  Verify that policies are issued as applied for or amended.
     (e) Mail, via Regular United States Postal Service, policies to owner and/or broker in accordance with the Company's placement.
     (f)  Create a policyholder file.

3.   POLICYHOLDER SERVICE
     (a) Maintain policyholder records (computer, hard copy, microfilm or image system as applicable).
     (b)  Record all policy services changes on master file.
     (c) Receive and respond to requests, complaints and inquiries from policyholder, and other authorized people in accordance with the Company's complaint procedures as set forth in part 1 Section 1.5.
     (d)  Maintain all written material reflecting system changes.
     (e) Receive and process all disbursement requests with confirmations to policyholder and broker in accordance with agreed upon procedures.
     (f)  Calculate and collect fees and taxes as applicable.
     (g)  Receive and process policyholder service requests.
     (h) Receive and process policyholder requests for settlement/annuity options.
     (i) Prepare periodic and non-periodic disbursement payments by check to policyholders or designated payees and deliver in accordance with agreed upon procedures.

     (j)  Withhold and report federal and state income tax as required.
     (k)  Record and acknowledge assignments of ownership and collateral.
     (l)  Produce and mail periodic statements of account to policyholders.
     (m) Prepare and mail tax forms to policyholders and other payees as required by law.

4.   CLAIMS PROCESSING
     (a) The Company shall advise and instruct Farm Bureau Life in writing concerning disputed claims and policy interpretations brought to the attention of the Company's Claim Department by Farm Bureau Life.
     (b) In the event a Claimant's file is to be sent to the Company for review, the original copy of that file shall be retained by Farm Bureau Life unless requested by the Company because of pending litigation. (c) Withhold and report federal and state income tax as required.
     (d) Fulfill state requirements for Tax Notices and Consents in the payment of claims.
     (e)  Include statutory interest on the payment of claims when applicable.
     (f) Abide by the applicable state Unfair Claim Settlement Practices regulations.
     (g) Receive and respond to complaints in accordance with the Company's complaint procedures as set forth in part 1 Section 1.5.

5.   AGENCY/AGENT SERVICES
     (a) Prepare and mail monthly commission statements and checks to the broker reflecting both positive and negative earnings for the period.
     (b) Prepare and transmit to the Company tax information for broker or other payees as required by law.
     (c) Carry sufficient information on registered representatives of the broker so that proper identification of business issued can be appropriately credited.
     (d) Provide Company with monthly production reports showing the production generated by each Broker.

6.   COLLECTION AND DISPOSITION OF FUNDS
     (a) Farm Bureau Life shall act on behalf of the Company in collecting and receiving funds from insureds, reinsurers, agents and brokers. All funds so received and collected shall be deposited promptly in a bank account for the Company and established by the Company, separate and apart from any funds belonging to Farm Bureau Life or third parties.
     (b) The Company shall grant Farm Bureau Life authority for said account pursuant to an agreement. Farm Bureau Life shall have the authority to disburse funds from such bank account for the following purposes:
          1.   Payment of commissions to broker.
          2.   Payment of return premiums.
          3.   Payment to the Company of net due to the Company.
          4. Payment of fees to Farm Bureau Life pursuant to the Settlement Information section below and Schedule C.
          5. Payment of policy proceeds including, but not limited to, surrenders and claims.

          6. Remit Federal and State policyholder benefit withholding to the Company for distribution to the proper authorities.
Farm Bureau Life shall not disburse funds from the account for any other reason without written authorization from the Company.

Farm Bureau Life shall monitor the account balance on an as needed basis, determine daily funding needs and communicate deposit requests to the Company. When requested by Farm Bureau Life, the Company shall deposit funds in amounts sufficient to maintain a minimum balance in the account. It shall be the responsibility of the Company to make deposits on a timely basis.

7.   SETTLEMENT INFORMATION
(a) Within 10 business days after the end of each quarter, Farm Bureau Life shall report to the Company the net due to or from the Company; the prior month's activity shall be reconciled by Farm Bureau Life.
(b) Farm Bureau Life shall provide service reports to the Company, including but not limited to the following reports:
     1.   Check Register.
     2. Premiums and commissions on a year-to-date basis, broken down by first year and renewals.
     3. Benefits including but not limited to: Surrender, Annuitization or Death.
     4.   Statutory Tax Information.
     5.   Standard production or Marketing Reports as agreed upon.
           MONTHLY
               (1)  Commissions Payable.
               (2)  Reconciliation Report (Reinsurance).
               (3) A reconciliation between what flowed through bank account vs. what was reported.
               (4)  Pending Premium Report.
           QUARTERLY
               (1)  Premiums by State.
               (2)  Agents Debit Balances.
               (3)  Interest Credited.
               (4)  Reserve Report.
           ANNUALLY
               (1)  Surrenders by State.
               (2)  Death Claims by State.
               (3)  Any other Policyholder Benefits Paid by State.
               (4)  Policy Exhibit by State Information.
               (5)  Death Claim counts by State.

     7.   OTHER SERVICES

(a)  Reconcile bank statements and cash accounts on a monthly basis.
(b) Furnish to the Company all applicable data necessary for preparation of the Company's NAIC Convention Blank, corporate tax return.
(c) Responsibility for compliance with all statutory and regulatory requirements with respect to services provided herein.
(d)  System Changes.
     1. The Company will notify Farm Bureau Life in writing and likewise, Farm Bureau Life will notify the Company, if there are any changes in federal, state or local law, rules or regulations which affect the services provided to the Company under this Agreement. Farm Bureau Life will use its best efforts to develop and implement the necessary changes and take other actions reasonably required so that the services continue to satisfy applicable laws, rules and regulations.
     2. The Company may request in writing system changes not required by law, rule or regulation. Farm Bureau Life will use its best effort to develop and implement these changes where the changes are practical and feasible at a pre-agreed upon cost.
(e) Provide historical record retention in hard copy, microfilm or image as applicable and in conformance with the Company's retention policy.
(f) Maintain off-site computer disaster recovery backup and recovery tapes on a daily, weekly and monthly basis. Recovery time will be specified to mirror the Company rules.
(g) Provide minimum death benefits, contingency reserves, ETC. as required by the Company.
(h) Support financial, administrative, claim, regulatory and data processing audit reviews in accordance with guidelines agreed to with the Company.
(i)  Process special mailings and/or mailing inserts as reasonably required.
(j) To the extent not specifically provided for herein, Farm Bureau Life will provide such services as are necessary to allow the Company to comply with its obligations under the VA and VUL Reinsurance Agreements with Farm Bureau Life.

                                   SCHEDULE C

                                   ----------

                                    EXPENSES

                                   ----------

1. INITIAL CHARGES: There shall be a one time charge of $75,000 for the development and implementation of the variable annuity product. This amount shall be paid no later than the execution date on page 6 of this Agreement.

2. ONGOING CHARGES: Acquisition and maintenance charges related to the variable annuity contract will be charged as follows:

                                          VARIABLE                   SETTLEMENT
CHARGES AND FEES                          ANNUITY                    OPTIONS
                                          --------                   ----------
Acquisition charge per application         $108                      $93
Annual maintenance fee per policy          $53                       $38
Annual Acquisition charge
         on first-year premium             0%                        0%

ACQUISITION CHARGES

Acquisition charges apply to new applications. The maintenance fee is charged quarterly on the number of policies in force each quarter. The number of policies in force each quarter will be equal to half of the sum of the number of policies in force at the end of the prior quarter and the number in force on the last day of the current quarter.

MAXIMUM ANNUAL PER POLICY MAINTENANCE FEE

If the Company issues at least the cumulative number of policies, as shown in the following table, by the end of each of the first five calendar years of this agreement, then the annual per policy maintenance fee charged effective January 1 of the following year will not be greater than the fee shown in the table below.. The policy count would apply on a cumulative basis.

YEAR              CUMULATIVE
                  NO. OF POLICIES           MAXIMUM ANNUAL
                  ISSUED                    MAINTENANCE FEE
2000              457                       $50
2001              1,656                     $46
2002              3,670                     $43
2003              6,314                     $40
2004              9,090                     $37

Charges and fees in this section are based on 1998 experience. Subject to Company qualifying for a cap on the maximum annual maintenance fee based on the number of policies issued each year, as shown above, charges and fees will be adjusted annually, on April 1. If the Company does not meet the requirements regarding the number of policies issued, as shown above, the maintenance fee will be based on actual results for the year ended the previous December 31. If new charges and fees are not mutually agreed to in writing within ninety (90) days after the announcement of the new charges and fees, the parties agree to resolve any dispute about the new charges and fees by Arbitration pursuant to section 5.8 of this Agreement. After the initial five-year term of this Agreement, if new charges and fees are not mutually agreed to in writing within ninety (90) days after the date of announcement of the new charges and fees, this Agreement will terminate.

SERVICES PROVIDED

These initial charges and fees are based on the cost of providing the following categories of services:

Policy Issue
Underwriting
Policy Service
Routine claim payment administration
Premium billing and collection
Processing the products as originally priced and designed
Accounting
Financial/actuarial services

3.   OTHER EXPENSES

Except for the following listed services which are specifically excluded from this agreement and which will be provided by Farm Bureau Life and paid for separately by the Company only upon the written request for these additional services by the Company, it is the intent of the parties that Farm Bureau Life will provide such the services necessary to allow the Company to comply with its obligations under the VA Reinsurance Agreement with Farm Bureau Life. Those types of services which are excluded from this agreement are as follows:

     1. Additional product development and pricing. Product development, filing with the appropriate regulatory authorities and pricing for the initial products are covered by the fees paid under section 1 of this schedule.

     2. Agency matters (including fees and costs associated with the appointment of agents).

     3.   Commissions.

     4. Designing and printing brochures, applications or any other printed material utilized by the Company.


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

     5. Filing fees. Any fee incurred by Farm Bureau Life related to the services provided to the Company. The Company will also pay its proportionate share of any fees incurred by Farm Bureau Life that also relate to services provided to other companies.

     6. Certain claims settlement expenses such as outside legal fees and expenses.

     7.   Advertising costs.

     8.   Video/CD/ other media development.

     9.   Providing training for Companies' agent/managers/employees.

     10. Illustration modification, systems modification, diskette distribution.

     11.  Any system modification requested by the Company.

     12.  Market research conducted for or on behalf of the Company.

     13.  Advanced underwriting/marketing.

     14.  Investment accounting

     15.  Broker/Dealer expenses incurred by Farm Bureau Life's Broker/Dealer.

     16.  Outside legal expenses.

     17.  Taxes.

     18.  Software expenses.

     19.  Preparation of prospectuses.

     20. Other direct expenses applicable to the business serviced by Farm Bureau Life.

Direct expenses for services provided pursuant Company's written request will be billed as incurred and will be payable within 15 days of billing.


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

                                   SCHEDULE D

                                   ----------

                              AUTHORIZED EMPLOYEES

                                   ----------

Chairman
Vice Chairman
President
Chief Executive Officer
Executive Vice President
Chief Financial Officer
Chief Operating officer
Chief Marketing Officer
Vice President
Assistant Vice President
Treasurer
Assistant Treasurer
Secretary
Assistant Secretary
Actuary
Director of Agency Administration
Director of Annuity Issue
Director of  Underwriting
Director of Claims
Director of Information Services
Market Conduct Officer


2-8-99


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